UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 23, 2020

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HMST	Nasdaq Stock Market LLC

[ ]	Emerging growth Company

[ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act.

Item 2.02	Results of Operations and Financial Condition
On January 27, 2020, HomeStreet, Inc. issued a press release reporting results of operations for the fourth quarter and year-end 2019. A copy of the earnings release is attached as Exhibit 99.1. A copy of the press release reporting summary results of operations is attached as Exhibit 99.2.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2020, the Board of Directors of HomeStreet, Inc. ("HomeStreet" or the "Company"), upon recommendation of the Board's Human Resources and Corporate Governance Committee (the "HRCG"), took action pursuant to the Company's Amended and Restated Bylaws to expand the Board to 11 directors and appoint James R. Mitchell to fill the vacancy created by that expansion for a term that will expire at the next annual meeting of the Company's shareholders. Mr. Mitchell will also serve as a member of the Company's HRCG and the Audit Committee.

Mr. Mitchell has worked in commercial banking for more than 40 years, including founding Puget Sound Bank in 2004, where he served as president and chief executive officer from inception until the merger of that bank with Heritage Bank in January 2018. He was also a member of the Board of Directors of Puget Sound Bank from 2004 through January 2018, serving as chairman of the board from 2004 through 2008. After the merger of Puget Sound Bank and Heritage Bank, Mr. Mitchell then served as the market president for King County for Heritage Bank for the next year, until January 2019, and then as a consultant to Heritage Bank until January 16, 2020. Prior to founding Puget Sound Bank, Mr. Mitchell served as a Senior Vice President at Sterling Bank, where he opened and grew the Seattle corporate banking office, from 2002 to 2004, and a Senior Vice President and team leader for the Seattle corporate banking team of US Bank from 1990 through 2002. Mr. Mitchell served on the Board of Directors of the Washington Bankers Association from 2011 to 2018, on the Board of Directors of the Western Bankers Association from 2015 to 2018, and on the board of Bellevue LifeSpring, a nonprofit organization, from 2009 to 2017. Mr. Mitchell received his bachelor's degree from Seattle University, a Masters of Business Administration from the University of Washington and his juris doctorate from Southwestern University School of Law.
The HRCG recommended that the Board appoint Mr. Mitchell as a director following a thorough assessment of his background and qualifications. Mr. Mitchell's knowledge of the banking industry, experience as a chief executive officer and director of a bank, and expertise in commercial banking were considered important by the HRCG in its evaluation. Mr. Mitchell was not appointed as a director pursuant to any arrangement or understanding with any person, and is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Mitchell will receive such compensation as previously described in the Company's proxy statement for the Company's 2019 annual meeting of the shareholders.

On January 27, 2020, the Company issued a press release on Mr. Mitchell's appointment. A copy of the press release is included as Exhibit 99.3 to this report and incorporated herein by reference. The press release is available on HomeStreet's investor relations web site at http://ir.homestreet.com.

Item 8.01.	Other Events

Declaration of Dividend

On January 23, 2020, the Board of Directors of HMST adopted a dividend policy authorizing regular quarterly dividends and declared a cash dividend of $0.15 per outstanding share of HMST’s Common Stock, no par value (the “Common Stock”), payable on February 21, 2020 to shareholders of record at the close of business on February 5, 2020.

Share Repurchase

On January 23, 2020, HMST announced that the Board of Directors has authorized an additional share repurchase program (the "Repurchase Program") pursuant to which the Company may purchase up to $25 million of its issued and outstanding Common Stock, no par value, at prevailing market rates at the time of such purchase. Commencement of this repurchase plan is contingent upon receipt of the approval or non-objection of certain of our regulators.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.
Exhibit 99.1	Earnings Release issued by HomeStreet, Inc. dated January 27, 2020 regarding its results of operations.
Exhibit 99.2	Summary Press Release issued by HomeStreet, Inc. dated January 27, 2020, regarding its results of operations.
Exhibit 99.3	HomeStreet Press Release dated January 27, 2020

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2020

HomeStreet, Inc.

By:	/s/ Mark R. Ruh
Mark R. Ruh
Executive Vice President and Chief Financial Officer